EXHIBIT INDEX

1.4 Resolution of the Board of Directors of American Enterprise Life establishing 1 additional subaccount within the separate account dated April 25, 2000

8.8 Copy of Participation Agreement between Janus Aspen Series and American Enterprise Life Insurance Company, dated March 1, 2000

9. Opinion of counsel and consent to its use as to the legality of the securities being registered dated April 27, 2001

10.      Consent  of  Independent  Auditors,  dated  April 23,  2001